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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No._____)*


                             Accord Networks, Ltd.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock, $.0005 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   M01690102
                        ------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                              ------------------------
  CUSIP No. M01690102                13G               Page  2 of  12  Pages
            ---------                                       ---   ---
------------------------                              ------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Advanced Technology Ventures IV, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,631,159
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,631,159 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,631,159 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
  CUSIP No. M01690102                  13G                   Page 3 of 12
            ---------                                             -    --
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      ATV Associates IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             1,631,159 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          1,631,159 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,631,159 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 -----------------------------                           ---------------------
  CUSIP No. M01690102                 13G                 Page 4 of 12 Pages
            ---------                                         ---  ----
 -----------------------------                           ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

      Jos C. Henkens
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,631,159 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,631,159 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,631,159 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  CUSIP No. M01690102                  13G                  Page  5  of  12
            ---------                                            ---    ----
--------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Pieter J. Schiller
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,631,159 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,631,159 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,631,159 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS)                                                    [_]
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  --------------------
  CUSIP No. M01690102                 13G                  Page 6 of 12 Pages
            ---------                                          --    ---
------------------------                                  --------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Steven N. Baloff
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,631,159 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,631,159 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,631,159 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  CUSIP No. M01690102                  13G                  Page 7  of 12 Pages
            ---------                                           ---    ---
--------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Michael E. Frank
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,631,159 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,631,159 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,631,159 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                              ---------------------------
CUSIP No. M01690102                   13G             Page   8   of  12  Pages
          ---------                                         ---     ---
-----------------------                              ---------------------------


                                 Schedule 13G
                                 ------------

Item 1(a).  Name of Issuer:  Accord Networks, Ltd.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            94 Derech EM, Hamashavot, P.O. Box 3654, Petachtikva, ISRAEL

Item 2(a).  Names of Persons Filing:  (1) Advanced Technology Partners IV, L.P.;
            -----------------------
            (2) ATV Associates IV, L.P. (the sole general partner of Advanced Technology Ventures IV, L.P.); and (3) Jos C. Henkens, Pieter J. Schiller, Steven N. Baloff, and Michael E. Frank (ATV Associates IV, L.P.).

Item 2(b).  Address of Principal Business Office or, if None, Residence:  The
            -----------------------------------------------------------
            address of the principal business office of each of Advanced Technology Ventures IV, L.P., ATV Associates IV, L.P., Pieter J. Schiller and Michael E. Frank is 281 Winter Street, Suite 350, Waltham, MA 02451. The address of the principal business office of each of Jos C. Henkens and Steven N. Baloff is 485 Ramona Street, Suite 200, Palo Alto, CA 94301.

Item 2(c).  Citizenship:  Advanced Technology Ventures IV, L.P.  is a limited
            -----------
            partnership organized under the laws of the State of Delaware. ATV Associates IV, L.P. is a limited liability company organized under the laws of the State of Delaware. Each of Jos C. Henkens, Pieter J. Schiller, Steven N. Baloff, and Michael E. Frank is a United States citizen.

Item 2(d).  Title of Class of Securities:  Common Stock, $.0005 par value per
            ----------------------------
            share.

Item 2(e).  CUSIP Number:  M01690102
            ------------

Item 3.     If this statement if filed pursuant to Rule 13d-1(b), or 13d-2(b)
            ------------------------------------------------------------------
            or (c), check whether the person filing is a:
            --------------------------------------------


            (a) [_] Broker or Dealer registered under Section 15 of the
                    Securities Exchange Act of 1934 (the "Act").

            (b) [_] Bank as defined in Section 3(a)(6) of the Act.

            (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act.

            (d) [_] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940.

            (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)
                    (ii)(E).

            (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

            (h) [_] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

--------------------------------------------------------------------------------
CUSIP No. M01690102                13G          Page  9  of  12
          ---------                                  ---     ---
--------------------------------------------------------------------------------

            (j) [_] Group, in accordance with Rule 13d-1(b)(ii)(J), check this box [_].

            Not Applicable.

Item 4.     Ownership.
            ---------

            (a)   Amount Beneficially Owned:

                  As of December 31, 2000, Advanced Technology Ventures IV, L.P. was the record holder of 1,631,159 shares of Common Stock (the "Record Shares"). By virtue of the affiliate relationship among Advanced Technology Ventures IV, L.P. and ATV Associates IV, L.P., ATV Associates IV, L.P. may be deemed to own beneficially all of the Record Shares. In their capacities as individual general partners of ATV Associates IV, L.P., Jos C. Henkens, Pieter J. Schiller, Steven N. Baloff and Michael E. Frank may be deemed to own beneficially all of the Record Shares.

                  Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of its pecuniary interest therein, if any, of any shares of Common Stock of Accord Networks, Ltd. and except in the case of Advanced Technology Ventures IV, L.P. for the 1,631,159 shares which it holds of record.

      (b) Percent of Class:

                         Advanced Technology Ventures IV, L.P.: 7.9%
                         ATV Associates IV, L.P.: 7.9%
                         Jos C. Henkens: 7.9%
                         Pieter J. Schiller: 7.9%
                         Steven N. Baloff: 7.9%
                         Michael E. Frank: 7.9%


      The foregoing percentages are calculated based upon the 20,557,474 shares of Common Stock of Accord Networks, Ltd. outstanding as of December 31, 2000.

      (c)         Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:

                         0 shares for each reporting person

                  (ii)   shared power to vote or to direct the vote:

                         Advanced Technology Ventures IV, L.P.: 7.9%
                         ATV Associates IV, L.P.: 7.9%
                         Jos C. Henkens: 7.9%
                         Pieter J. Schiller: 7.9%
                         Steven N. Baloff: 7.9%

-----------------------                              ---------------------------
CUSIP No. M01690102                   13G             Page  10  of  12  Pages
          ---------                                         ---     ---
-----------------------                              ---------------------------



                        Michael E. Frank: 7.9%


                        (iii) sole power to dispose or direct the disposition of:

                                 0 shares for each reporting person

                        (iv) shared power to dispose or direct the disposition of:

                               Advanced Technology Ventures IV, L.P.: 7.9%
                               ATV Associates IV, L.P.: 7.9%
                               Jos C. Henkens: 7.9%
                               Pieter J. Schiller: 7.9%
                               Steven N. Baloff: 7.9%
                               Michael E. Frank: 7.9%



Item 5.         Ownership of Five Percent or Less of a Class.
                --------------------------------------------

                Not Applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                -------------------------------------------------------------

                Not Applicable.

Item 7.         Identification and Classification of the Subsidiary which
                ----------------------------------------------------------
                Acquired the Security Being Reported on By the Parent Holding
                -------------------------------------------------------------
                Company.
                -------

                Not Applicable.

Item 8.         Identification and Classification of Members of the Group.
                ---------------------------------------------------------

                Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule
                13d-1(b)(ii)(J).

Item 9.         Notice of Dissolution of Group.
                ------------------------------

                Not Applicable.

Item 10.        Certification.
                -------------

                Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

--------------------------------------------------------------------------------
CUSIP No. M01690102                13G          Page 11  of  12
          ---------                                  ---     ---
--------------------------------------------------------------------------------

                                   SIGNATURE
                                   ---------

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 1, 2001

ADVANCED TECHNOLOGY VENTURES IV, L.P.

By:   ATV Associates IV, L.P.

      By:  /s/  Jos C. Henkens
         ---------------------------------------
         Jos C. Henkens
         General Partner

ATV ASSOCIATES IV, L.P.

      By:  /s/  Jos C. Henkens
         ----------------------------------------
           Jos C. Henkens
           General Partner



JOs C. HENKENS


      /s/  Jos C. Henkens
-------------------------------------------------


PIETER J. SCHILLER


      /s/  Pieter J. Schiller
-------------------------------------------------


STEVEN N. BALOFF


      /s/  Steven N. Baloff
-------------------------------------------------


MICHAEL E. FRANK


      /s/  Michael E. Frank
-------------------------------------------------

-----------------------                              ---------------------------
CUSIP No. M01690102                   13G             Page  12   of  12  Pages
          ---------                                         ---     ---
-----------------------                              ---------------------------



                                   AGREEMENT
                                   ---------


     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Accord Networks, Ltd.

     EXECUTED this 1st day of February, 2001.

ADVANCED TECHNOLOGY VENTURES IV, L.P.

By:  ATV Associates IV, L.P.

     By:   /s/  Jos C. Henkens
        -------------------------------------------
        Jos C. Henkens
        General Partner

ATV ASSOCIATES IV, L.P.

     By: /s/  Jos C. Henkens
         ------------------------------------------
         Jos C. Henkens
         General Partner


JOs C. HENKENS


     /s/  Jos C. Henkens
---------------------------------------------------


PIETER J. SCHILLER


     /s/  Pieter J. Schiller
---------------------------------------------------


STEVEN N. BALOFF


     /s/  Steven N. Baloff
---------------------------------------------------


MICHAEL E. FRANK


     /s/  Michael E. Frank
---------------------------------------------------